                                                                   EXHIBIT 10.75

                            NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT is made and effective as of the first day of August, 1999, by and among those individuals whose names appear on the signature pages under the caption "Shareholders" (collectively, the "Shareholders"), TAG MEX, INC., a California corporation, and NO! JEANS, INC., a California corporation (collectively, the "Purchasers"), ANTONIO HADDAD HADDAD as the paying agent for the Shareholders (the "Paying Agent") and, with respect only to
Section 3.18, TARRANT APPAREL GROUP, a California corporation (the "Parent"), with respect to the following facts:

     A. Industrial Exportadora Famian, S.A. de C.V. and Coordinados Elite, S.A. de C.V., corporations formed under the laws of the United Mexican States (the "Companies"), are engaged in the production of apparel.

     B. The Shareholders own substantially all the issued and outstanding capital stock of the Companies.

     C.   The Purchasers are wholly-owned subsidiaries of the Parent.

     D. Pursuant to that certain Agreement for Purchase of Stock dated as of August 1, 1999 (the "Stock Purchase Agreement"), the Purchasers have purchased from the Shareholders and the Shareholders have sold to the Purchasers, substantially all of the issued and outstanding shares of the capital stock of the Companies (the "Shares").

     E. As a material inducement to the Purchaser entering into the Stock Purchase Agreement, and consummating the transactions contemplated thereby, the Shareholders have agreed to enter into this Agreement.

          ACCORDINGLY, subject to the terms and conditions of this Agreement, and on the basis of the premises, representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.   NONCOMPETITION
     --------------

     1.1.  Competitive Activity. As used in this Agreement, the term
           --------------------
"Competitive Activity" shall mean any participation in, assistance of, employment by, ownership of any interest in, acceptance of business from or assistance, promotion or organization of any person, partnership, corporation, firm, association or other business organization, entity or enterprise which, directly or indirectly, is engaged in, or hereinafter engages in, the development, production, marketing, or selling of any product or service which is the same as or in competition with any line of business in which any of the Companies are now engaged, whether as an agent, consultant, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity, but excluding the holding for investment of less than five percent (5%) of the outstanding securities of any corporation which are regularly traded on a recognized stock exchange or The Nasdaq Stock Market.

     1.2.  Restriction on Competitive Activities. Until December 31, 2002, each
           -------------------------------------
of the Shareholders shall refrain, without the prior written consent of the Purchasers in each instance, from engaging in any Competitive Activity.

2.   NONCOMPETE PAYMENT
     ------------------

     2.1.  Noncompete Payment.
           ------------------

           (a)   As full payment for the noncompetition agreements contained in
Section 1.2, the Purchasers shall pay to the Shareholders the sum of U.S.$8,000,000 (the "Noncompete Payment"), subject to adjustment as provided below and without interest, in the installments and on the dates (a "Payment Date") set forth below:

                                               Payment
                Amount                          Date
                ------                          ----
           U.S. $  833,333.34                  03/31/00
           U.S. $3,000,000.00                  08/31/00
           U.S. $1,666,666.66                  03/31/01
           U.S. $1,666,666.66                  03/31/02
           U.S. $  833,333.34                  09/30/02

           (b) The Noncompete Payment shall be allocated among the Shareholders as set forth on Schedule 2.1(b).
                             ---------------

           (c) Each of the Shareholders hereby irrevocably constitutes and appoints the Paying Agent as the agent of such Shareholder to receive any portion of the Noncompete Payment payable to such Shareholder hereunder and to hold or disburse the same as directed by such Shareholder. The Purchasers shall be entitled to rely on any notice, certificate, affidavit, letter, document or other communication which they believe to be genuine and to have been signed or sent by the Paying Agent with respect to the payment of any portion of the Noncompete Payment, and may rely on statements contained therein without further inquiry or investigation.

           (d) Notwithstanding anything to the contrary contained above, the amount payable by the Purchasers pursuant to Section 2.1(a) on any Payment Date (except August 31, 2000) shall be reduced dollar for dollar in the event that the Companies shall fail to realize an aggregate adjusted pre-tax income for the period related to such Payment Date in an amount computed as follows :

        T1 = (P//1//  x I//1//) + (S x I//2//) + (P//2// x I//1//) - T//2//

     where:

           T//1// = Target adjusted pre-tax income for the period
           P//1// = Number of units of pants produced in such period, but not to exceed U
           U       = Target number of units to be produced in the period
           I//1//  = Target adjusted pre-tax income per unit for pants produced in the period
           S       = Number of units of shorts produced in the period
           I//2//  = Target adjusted pre-tax income per unit for shorts produced in the period
           P//2//  = U - P//1// - S, but not less than zero
           T//2//  = (U divided by W) x P//3//

           W       = Number of full weeks in the period
           P//3//  = Average selling price of pants produced in the period

           The target number of units to be produced, adjusted pre-tax income per unit for pants and shorts and number of weeks in each period are set forth in the following table:

Period                           Payment Date      Production                       Adjusted Pre-Tax Income*
------------------               ------------                          ------------------------------------------------
                                                     (Units)
                                                     -------
                                                                             Pants                        Shorts
                                                                       -------------------          -------------------
07/28/99-12/31/99                03/31/2000        2.5 million         U.S. $0.80 per unit          U.S. $0.60 per unit
01/01/00-12/31/00                03/31/2001        5.0 million         U.S. $0.90 per unit          U.S. $0.70 per unit
                                                   2.5 million         U.S. $0.50 per unit**        U.S. $0.40 per unit**
01/01/01-12/31/01                03/31/2002        5.0 million         U.S. $1.00 per unit          U.S. $0.80 per unit
                                                   5.0 million         U.S. $0.50 per unit**        U.S. $0.40 per unit**
01/01/02-06/30/02                09/30/2002        2.5 million         U.S. $1.00 per unit          U.S. $0.80 per unit
                                                   2.5 million         U.S. $0.50 per unit**        U.S. $0.40 per unit**

____________________
* The targeted adjusted pre-tax income shall be adjusted as follows: (i) such amount shall be decreased by such allocation of the overhead of the Companies (excluding any amounts payable to key employees pursuant to the Employment Agreements referred to in Section 5.1(d) of the Stock Purchase Agreement or any amounts payable pursuant to the leases described in
     Section 5.1(f) of the Stock Purchase Agreement) or any of their parent, subsidiary or affiliated companies as may be reasonably attributable to the operation of the Companies from time to time. Each such adjustment shall apply retroactively commencing on the immediately preceding Payment Date. In the event that either the exchange rate of the Mexican peso to the United States dollar or the consumer price index shall increase or decrease in a material amount, the parties shall in good faith seek to amend the foregoing targets to effect the purposes thereof.

** If not washed by the laundry facilities purchased pursuant to the Stock Purchase Agreement.

               (e) Notwithstanding anything to the contrary contained herein, the Purchasers shall have the right to set-off against any amount otherwise due pursuant to Section 2.1(a) any obligation of the Shareholders to the Purchasers under this Agreement or the Stock Purchase Agreement, including, but not limited to, a claim for indemnification or contribution under Section 3.2 hereof or
Section 6.2 thereof (a "claim"); provided, however, that the Purchasers first
                                 --------
shall have delivered to the Shareholders in writing a summary description of the factual and legal bases for such claim and an estimate of the amount thereof. In the event that a claim is based upon the demand of a person other than the Purchasers, which demand is finally determined by a decision from which no appeal may be taken, the amount of such claim shall be deemed to have been finally determined thereby and not to be subject to further arbitration.

               (f) The Purchasers shall have the right, but not the obligation, to pay any amount payable by, or to perform any obligation of, any of the Shareholders if the Purchasers, in their reasonable discretion, determines that the failure to pay such amount or to perform such obligation could have a material adverse effect on the Companies or the business of the Purchasers associated therewith; provided, however, that before the Purchasers shall pay
                      --------
any such amount or perform any such obligation they first shall notify the respective Shareholder in writing of their intention to do so and shall give such Shareholder ten (10) days to cure or contest such failure. The Noncompete Payment shall be reduced by the cost to the Purchasers of any such amount paid or obligation performed. The Purchasers shall have the right (i) to set off any such amount or cost against any amount then payable to the Shareholders under this Agreement or the Stock Purchase Agreement or any agreement or instrument delivered pursuant hereto or thereto or (ii) to demand that the Shareholders, jointly and severally, reimburse the Purchasers therefor promptly on demand, and the Shareholders, jointly and severally, shall do so. The Purchasers' rights under this Section

2.1(f) shall be in addition to any other rights or remedies of the Purchasers under this Agreement, the Stock Purchase Agreement or applicable law.

                    (g) In the event that any Shareholder's employment by Industrial Exportadora Famian, S.A. de C.V. ("Famian") pursuant to an Employment Agreement executed and delivered pursuant to Section 5.1(d) of the Stock Purchase Agreement is terminated by Famian without "cause" (as defined below), then the Purchasers shall pay to all the Shareholders the Noncompete Payment on the dates otherwise due hereunder, but determined without regard to Section 2.1(d). The term "cause" shall mean the failure or refusal of the Shareholder to timely and fully perform any of his duties under such Employment Agreement.

     2.2.  Injunctive Relief.  Each of  the Shareholders hereby acknowledges and
           -----------------
agrees that it would be difficult to fully compensate the Purchasers for damages resulting from the breach or threatened breach of Section 1.2 and, accordingly, that the Purchasers shall be entitled to temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provision, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Purchasers' right to claim and recover damages.

     2.3.  Liquidated Damages.  Each of the Shareholders acknowledges and
           ------------------
agrees that the breach or threatened breach of Section 1.2 would result in substantial damage to the business of the Companies and that it is and will be impracticable to determine the actual monetary amount of such damages. Accordingly, the Shareholders and the Purchasers hereby agree that such damages shall be presumed to be in an amount equal to the Noncompete Payment and, in the event of the breach or the threatened breach of Section 1.2 by any Shareholder, the Shareholders, jointly and severally, shall pay to the Purchasers in cash an amount equal to the Noncompete Payment and, to the extent that the Purchasers then owe any amount under this Agreement or the Stock Purchase Agreement to the Shareholders, the Purchasers may set off against such amount a sum equal to the Noncompete Payment. This provision with respect to the liquidated damages reflects the parties' best estimate of the actual damages that would be sustained by the Purchasers in the event of the breach or threatened breach of
Section 1.2 and not a penalty or forfeiture. The Shareholders' obligations under this Section 2.3 shall be in addition to any liability they may have to the Purchasers as a result of the breach or threatened breach of Section 1.2. Notwithstanding anything to the contrary in the Section 2.3 or in any Employment Agreement, the maximum amount payable with respect to a breach of Section 1.2 is US$5,000,000.00 (Five million dollars 00/100 U.S. currency).

     2.4   Offset of Expenses.  The Purchasers shall cause the Companies to
           ------------------
reimburse the Shareholders for such costs and expenses incurred by them in performing, or causing to be performed, any preventative or corrective actions described in Schedule 4.4 of the Agreement for Purchase of Stock but only to the extent that the Companies realize aggregate adjusted pre-tax income which exceeds the targets set forth in Section 2.1(d) hereof by more than U.S.$0.10 per unit.

3.   MISCELLANEOUS
     -------------

     3.1.  Survival of Representations, Warranties and Agreements.  All
           ------------------------------------------------------
representations, warranties and agreements made by the parties in this Agreement (including, but not limited to, statements contained in any exhibit, schedule or certificate or other instrument delivered by or on behalf of any party hereto or in connection with the transactions contemplated hereby) shall survive the consummation of the transaction contemplated hereby notwithstanding any investigations, inspections, examinations or audits made by or on behalf of any party.

     3.2.  Indemnification.
           ---------------

           (a) The Shareholders (the "Indemnifying Parties"), jointly and severally, shall indemnify, defend and hold harmless the Purchasers and their officers, directors, shareholders, employees, affiliates, agents, successors and assigns, and any person who controls or is deemed to control any of them (the "Indemnified Parties"), from, against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorneys' fees and costs, and the costs of investigation and preparation) (a "Loss") which, directly or indirectly, arise or result from or are related to any breach by any of the Indemnifying Parties of any of his or her representations, warranties, covenants or commitments under this Agreement or the Stock Purchase Agreement or any agreement or instrument delivered pursuant hereto or thereto, including, but not limited to, the Employment Agreements. Consummation of the transactions contemplated under this Agreement or the Stock Purchase Agreement shall not be deemed or construed to be a waiver of any right or remedy of any Indemnified Party, nor shall this section or any other provision of this Agreement or the Stock Purchase Agreement be deemed or construed to be a waiver of any ground of defense by it. The Indemnifying Parties' obligations hereunder shall be in addition to any liability that they or any other person otherwise may have to the Indemnified Parties, and shall be binding upon, and inure to the benefit of, their heirs, representatives, successors and assigns, and shall inure to the benefit of the heirs, representatives, successors and assigns of each Indemnified Party. The obligation to advance or pay promptly on demand all amounts as they are incurred shall exist irrespective of the ultimate final judicial determination, and in the event of a dispute about amounts owed, such amounts shall be advanced as they are incurred pending resolution and final judicial determination.

           (b) The Purchasers (the "Indemnifying Parties") shall indemnify, defend and hold harmless, the Shareholders and their respective employees, affiliates, agents, successors and assigns (the "Indemnified Parties"), from, against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including, but not limited to, reasonable attorneys' fees and costs, and the costs of investigation and preparation) (a "Loss") which, directly or indirectly, arise or result from or are related to any breach by any of the Indemnifying Parties of any of its representations, warranties, covenants or commitments under this Agreement or the Stock Purchase Agreement.

           (c)  Third-Party Claims.  The Indemnified Party shall promptly
                ------------------
notify the Indemnifying Parties of the existence of any claim, demand or other matter involving liabilities to third parties to which the Indemnifying Parties' indemnification obligations could apply and shall give the Indemnifying Parties a reasonable opportunity to defend the same at their expense and with counsel of their own selection (who shall be approved by the Indemnified Party, which approval shall not be withheld unreasonably); provided, however, that (i) the
                                              --------
Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense, (ii) if, in the reasonable judgment of the Indemnified Party, based upon the written advice of counsel, a conflict of interest may exist between the Indemnified Party and any of the Indemnifying Parties, the Indemnifying Parties shall not have the right to assume such defense on behalf of such Indemnified Party, and (iii) the failure to so notify the Indemnifying Parties shall not relieve the Indemnifying Parties from any liabilities that they may have hereunder or otherwise, except to the extent that such failure so to notify the Indemnifying Parties materially prejudices the rights of the Indemnifying Parties. If the Indemnifying Parties shall, within a reasonable time after such notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle the claim or other matter on behalf, for the account and at the risk and expense of the Indemnifying Parties. The Indemnifying Parties shall not compromise or settle the claim or other matter for any consideration other than the payment of money without the prior written consent of the Indemnified Parties. The Indemnified Parties shall make available all information and assistance that the Indemnifying Parties may reasonably request; provided,
                                                                 --------
however, that any associated expenses shall be paid by the Indemnifying Parties as incurred.

     3.3.  Notices.  Any notice or other communication required or permitted
           -------
hereunder shall be in writing in the English language and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one (1) week after being placed in the United States mail, registered or certified, postage prepaid, addressed to the party to whom it is directed at the address set forth on the signature page hereof or (iii) if given by telecopier, when such notice or communication is transmitted to the telecopier number set forth on the signature page hereof and written confirmation of receipt is received. Each of the parties shall be entitled to specify a different address by giving the other parties notice as aforesaid.

     3.4.  Entire Agreement.  This Agreement and the schedules and exhibits
           ----------------
hereto (which are incorporated herein by reference) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, relating to the subject matter of this Agreement. No supplement, modification, waiver or termination of this Agreement shall be valid unless executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

     3.5.  Headings.  Section and subsection headings are not to be considered
           --------
part of this Agreement and are included solely for convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provisions hereof.

     3.6.  Successors and Assigns.  All of the terms, provisions and obligations
           ----------------------
of this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

     3.7.  Governing Law.  The validity, construction and interpretation of this
           -------------
Agreement shall be governed in all respects by the laws of the State of California applicable to contracts made and to be performed wholly within that State.

     3.8.  Counterparts.  This Agreement may be executed simultaneously in two
           ------------
or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     3.9.  Third Parties.  Nothing in this Agreement, expressed or implied, is
           -------------
intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and assigns any rights or remedies under or by reason of this Agreement.

     3.10. Attorneys' Fees.  In the event any party takes legal action to
           ---------------
enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party's expenses (including, but not limited to, reasonable attorneys' fees and costs) incurred in such action.

     3.11. Further Assurances.  Each party hereto shall, from time to time at
           ------------------
and after the date hereof, execute and deliver such instruments, documents and assurances and take such further actions as the other parties reasonably may request to carry out the purpose and intent of this Agreement.

     3.12.  Arbitration.  Any controversy arising out of or relating to this
            -----------
Agreement or the transactions contemplated hereby shall be referred to arbitration before the American Arbitration Association strictly in accordance with the terms of this Agreement and the substantive law of the State of California. The board of arbitrators shall convene at a place mutually acceptable to the parties in the State of California and, if the place of arbitration cannot be agreed upon, arbitration shall be conducted in Los Angeles. The parties hereto agree to accept the decision of the board of arbitrators, and judgment upon any award rendered hereunder may be entered in any court having jurisdiction thereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party, by registered mail, at least thirty (30) days prior written notice of its intent to do so.

     3.13.  Construction.  This Agreement was reviewed by legal counsel for each
            ------------
party hereto and is the product of informed negotiations between the parties hereto. If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by the parties. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

     3.14.  Consent to Jurisdiction.  Subject to Section 3.12, each party
            -----------------------
hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Los Angeles over any suit, action or proceeding arising out of or relating to this Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iii) agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in the courts of the United States of America, the State of California or the United Mexican States (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment and (iv) consents to process being served in any such suit, action or proceeding by mailing a copy thereof by United States mail, registered or certified, postage prepaid, return receipt requested, to CT Corporation at 818 West Seventh Street, Los Angeles, California 90017 (and each party hereby irrevocably appoints CT Corporation as its lawful agent to accept such service of process on behalf of such party). Each party agrees that such service (i) shall be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such party.

     3.15. Expenses.  Each party shall bear the expenses incurred by it in
           --------
connection with the negotiation, execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby.

     3.16. Severable Provisions.  The provisions of this Agreement are
           --------------------
severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

     3.17. Taxes.  The Shareholders shall pay timely any transfer, sales or
           -----
other taxes which may become due or payable by virtue of the transactions contemplated by this Agreement.

     3.18. Obligation of the Parent.  The Parent shall cause the Purchasers to
           ------------------------
timely perform their obligations under this Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

          Purchasers:           TAG MEX, INC.


                                By      /s/ Gerard Guez
                                        ----------------------------------------
                                        Authorized Representative
                                        3151 East Washington Boulevard
                                        Los Angeles, California  90023
                                        Telecopier:  (323) 881-0368

                                NO! JEANS, INC.


                                By      /s/ Gerard Guez
                                        ----------------------------------------
                                        Authorized Representative
                                        3151 East Washington Boulevard
                                        Los Angeles, California  90023
                                        Telecopier:  (323) 881-0368

          Shareholders:                 /s/ Antonio Haddad Haddad
                                        ----------------------------------------
                                        ANTONIO HADDAD HADDAD
                                        Calle Guillermo Prieto No. 200
                                        Fraccionamiento Reforma, C.P. 75770
                                        Tehuacan, Puebla

                                        /s/ Miguel Angel Haddad Yunes
                                        ----------------------------------------
                                        MIGUEL ANGEL HADDAD YUNES
                                        Calle Reforma Norte No. 131
                                        Colonia Centro, C.P. 75770
                                        Tehuacan, Puebla

                                        /s/ Mario Alberto Haddad Yunes
                                        ----------------------------------------
                                        MARIO ALBERTO HADDAD YUNES
                                        Calle Guillermo Prieto No. 200
                                        Fraccionamiento Reforma, C.P. 75770
                                        Tehuacan, Puebla

                                        /s/ Marco Antonio Haddad Yunes
                                        ----------------------------------------
                                        MARCO ANTONIO HADDAD YUNES
                                        Calle Miguel de Cervantes Saavedra
                                        No. 170
                                        Fraccionamiento El Mollino, C.P. 75699
                                        Tehuacan, Puebla

          Parent:               TARRANT APPAREL GROUP

                                By      /s/ Gerard Guez
                                        ----------------------------------------
                                        Authorized Representative
                                        3151 East Washington Boulevard
                                        Los Angeles, California
                                        Telecopier: (323) 881-0368

                               SCHEDULE 2.1 (b)

                       Allocation of Noncompete Payment

     Shareholder                      Payment
     -----------                      -------

Antonio Haddad Haddad             U.S.$8,000,000